Exhibit 99.1

Contact:
Dynavax Technologies Corporation
Dino Dina, M.D.
President and Chief Executive Officer
Phone (510) 848-5100

DYNAVAX REPORTS 2004 FIRST QUARTER RESULTS

Berkeley, California, May 4, 2004 — Dynavax Technologies Corporation (Nasdaq: DVAX), a biopharmaceutical company focused on the discovery, development, and commercialization of innovative products to treat and prevent allergies, infectious diseases and chronic inflammatory diseases, today reported financial results for the first quarter ended March 31, 2004.

Revenue for the quarter was $3.2 million, reflecting the initiation of the Company’s collaborative agreement with UCB in ragweed and grass allergies and the continuation of work under the previously announced multi-year biodefense grants awarded by the National Institute of Allergy and Infectious Diseases. No revenue was recognized in the first quarter of 2003. The net loss attributable to common shareholders was $3.9 million, or $0.36 per share, versus a net loss of $4.7 million, or $2.68 per share in the first quarter of 2003. Dynavax generated cash from operations of $3.1 million in the first quarter of 2004, compared to using $5.0 million in the first quarter of 2003. The Company had $78.6 million in cash and marketable securities at March 31, 2004, up from $29.1 million at December 31, 2003.

“The first quarter of 2004 was marked by two very positive events: our IPO and the signing of our collaboration agreement with UCB on seasonal allergies,” said Dino Dina, M.D., President and Chief Executive Officer of Dynavax. “The IPO yielded in excess of $46 million in net proceeds, while the agreement with UCB provided an $8 million upfront payment in the quarter and ongoing funding of our ragweed and grass programs. Together, these two events significantly strengthened Dynavax’s financial position and secure our ability to implement planned development programs throughout the remainder of the year and beyond.”

First Quarter 2004 Financial Highlights

Collaboration and other revenue: Revenue for the period ended March 31, 2004, was approximately $3.2 million. The Company recorded no revenue for the period ended March 31, 2003. Revenue for the period ended March 31, 2004, resulted from $2.7 million in reimbursed expenses and amortization of an $8.0 million upfront payment pursuant to a collaborative agreement with UCB, as well as revenue of $0.5 million from biodefense grants.

Research and development expenses: Research and development expenses were approximately $5.8 million for the period ended March 31, 2004, an increase of 52.3% from approximately $3.8 million in research and development expenses for the period ended March 31, 2003. This increase was primarily the result of increased clinical trial activity in the Company’s ragweed allergy, hepatitis B vaccine and asthma programs, as well as preclinical work associated with biodefense grant programs, being conducted during the period ended March 31, 2004. Non-cash stock-based compensation expense included in research and development expense was approximately $0.4 million and $0.2 million for the periods ended March 31, 2004, and 2003, respectively.

General and administrative expenses: General and administrative expenses were approximately $1.4 million for the period ended March 31, 2004, an increase of 33.7% as compared to approximately $1.0 million in general and administrative expenses for the period ended March 31, 2003. This increase reflects higher compensation and benefits during the period ended March 31, 2004, associated primarily with the enlargement of the Company’s management team and expenditures for consulting and professional services. Non-cash stock-based compensation expense included in general and administrative expense was approximately $0.2 million and $0.1 million for the periods ended March 31, 2004, and 2003, respectively.

In February 2004, Dynavax entered into an agreement with UCB, a publicly traded multi-national company based in Brussels, Belgium, in which the Company licensed the technology, know-how and preclinical and clinical data related to its ragweed and grass allergy programs to UCB on an exclusive, worldwide basis. UCB was also granted an option to license the Company’s peanut allergy program. According to terms of the agreement, the Company received an $8 million upfront payment and may earn up to $40 million in milestone payments based on achieving defined clinical and regulatory objectives. In February 2004, Dynavax also completed its initial public offering, selling 6,900,000 shares of common stock. The Company realized net proceeds of approximately $46.4 million.

About Dynavax

Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation.

Dynavax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Dynavax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, statements about: the progress and timing of its clinical trials; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing its products; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K filed on March 30, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Dynavax undertakes obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Dynavax Technologies Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$75,012	$23,468
Restricted cash	77	–
Marketable securities	3,556	5,629
Accounts receivable	2,780	220
Prepaid expenses and other current assets	1,191	1,422

Total current assets	82,616	30,739
Property and equipment, net	734	828
Other assets	435	18

Total assets	$83,785	$31,585

Liabilities, minority interest, convertible preferred stock, and stockholders’ equity (net capital deficiency)
Current liabilities:
Accounts payable	$2,036	$1,410
Accrued liabilities	3,579	2,989
Current portion of deferred revenue	1,750	750

Total current liabilities	7,365	5,149
Noncurrent portion of deferred revenue	6,750	–
Commitments and contingencies
Minority interest in Dynavax Asia	–	14,733
Convertible preferred stock	–	83,635
Stockholders’ equity (net capital deficiency):
Common stock	25	2
Additional paid-in capital	158,441	12,762
Deferred stock compensation	(4,953)	(4,677)
Notes receivable from stockholders	(612)	(654)
Accumulated deficit	(83,231)	(79,365)

Total stockholders’ equity (net capital deficiency)	69,670	(71,932)

Total liabilities, minority interest, convertible preferred stock, and stockholders’ equity (net capital deficiency)	$83,785	$31,585

Dynavax Technologies Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues:
Collaboration revenue	$2,744	$–
Grant revenue	461	–

Total revenues	3,205	–
Operating expenses:
Research and development	5,801	3,810
General and administrative expenses	1,389	1,039

Total operating expenses	7,190	4,849

Loss from operations	(3,985)	(4,849)
Interest income, net	119	131

Net loss attributable to common stockholders	$(3,866)	$(4,718)

Basic and diluted net loss per share attributable to common stockholders	$(0.36)	$(2.68)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	10,847	1,759

Dynavax Technologies Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Operating activities
Net loss	$(3,866)	$(4,718)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	119	173
Loss on disposal of property and equipment	17	–
Accretion and amortization on investments	54	180
Interest accrued on notes receivable from stockholders	(10)	(10)
Stock-based compensation expense	626	324
Changes in operating assets and liabilities:
Accounts receivable	(2,560)	–
Prepaid expenses and other current assets	154	242
Other assets	(417)	–
Accounts payable	626	(866)
Accrued liabilities	590	(316)
Deferred revenue	7,750	–

Net cash used in operating activities	3,083	(4,991)
Investing activities
Purchase of marketable securities	–	(519)
Maturities and sale of marketable securities	2,019	7,000
Purchases of property and equipment	(42)	(22)

Net cash provided by (used in) investing activities	1,977	6,459
Financing activities
Proceeds from issuance of common stock, net of issuance costs	46,432	–
Repurchase of common stock	–	(36)
Repayment of notes receivable from stockholders	52	35

Net cash provided by (used in) financing activities	46,484	(1)

Net increase in cash and cash equivalents	51,544	1,467
Cash and cash equivalents at beginning of the period	23,468	5,171

Cash and cash equivalents at end of the period	$75,012	$6,638